Exhibit 23.1
AJ. ROBBINS, PC
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80206

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Free For All, Inc. our reports dated September 10, 2009 relating to the financial statements of Free For All, Inc. as of June 30, 2009 and for the period from inception (May 18, 2009) through June 30, 2009 and the financial statements of the Discount Prescription Card Division of New Millennium Consultants, LLC as of December 31, 2008 and for the period from inception of operations (February 2, 2008) through December 31, 2008 included in or made part of this Form S-1.  We also consent  to the reference made to our firm under the caption "Experts" included in or made part of this Registration Statement on Form S-1.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
September 29, 2009